Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Appoints Former FDA Official and Public Health Expert Dr. Luciana Borio to its Board of Directors

WOODCLIFF LAKE, NJ—May 3, 2021—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced the appointment of Luciana (“Lu”) Borio, MD, to its Board of Directors. Dr. Borio brings more than a dozen years of high-level experience advancing major regulatory and policy initiatives on behalf of the U.S. government, notably in her roles at the U.S. Food and Drug Administration (“FDA” or “Agency”).

“We are delighted to welcome Lu to the Eagle Board of Directors. Lu is deeply committed to public health, having served in prominent roles at FDA and the National Security Council. Lu has spent her career at the forefront of U.S. healthcare policy, addressing some of the world’s most complex challenges. Her unique mix of clinical, public health and government experience is highly relevant to our business, and her expertise in infectious diseases and medical product development makes her an ideal addition to the team. We look forward to her valuable insights and perspectives as we continue to work to advance our pipeline of product candidates and maximize our growth potential,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

Dr. Borio has served as Senior Vice President of In-Q-Tel, an independent strategic investment firm that supports the mission of the United States national security community, since 2019, and served as a member of President Biden’s Transition COVID-19 Advisory Board from November 2020 to January 2021. Previously, Dr. Borio was Director, Medical and Biodefense Preparedness Policy, for the White House National Security Council from 2017 to 2019. In this role, Dr. Borio coordinated the U.S. government’s response and policy regarding national preparedness for, and response to, infectious diseases and biothreats, including Ebola and pandemic influenza.

Previously, Dr. Borio spent nearly ten years at the FDA in roles of increasing responsibility, serving as Acting Chief Scientist from 2015 to 2017, where she delivered strategic leadership and support for the Agency’s regulatory science programs and oversaw a portfolio of projects and initiatives totaling approximately $180 million. Dr. Borio was Assistant Commissioner for Counterterrorism Policy from 2010 to 2017 where she was appointed as principal architect of the Agency’s Medical Countermeasures Initiative, and Director of the Office of Counterterrorism and Emerging Threats from 2010 to 2015. From 2008 to 2010, Dr. Borio served as Medical Officer where she managed and reviewed a portfolio of vaccines, including those for tuberculosis, malaria, dengue, and other neglected tropical diseases.

Dr. Borio also currently serves as a Senior Fellow for Global Health at the Council on Foreign Relations and on the Scientific Advisory Board of Codagenix, Inc. Dr. Borio earned a Bachelor of Science in Zoology from George Washington University and a Doctor of Medicine from George Washington University School of Medicine.

“Eagle has an attractive mix of established and new areas of investigation, and I believe that my professional background and experiences are well-suited to help Eagle achieve its strategic goals. I am delighted to join the Eagle team and look forward to contributing to the Company’s continued growth and success in addressing unmet medical needs,” stated Dr. Luciana Borio.

The Board of Eagle Pharmaceuticals retained Heidrick & Struggles for advice and council regarding this search.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements concerning expected financial performance and future business or product developments; the success of development efforts with respect to the product candidates in the Company’s portfolio; the ability of the Company’s executive team to execute on the Company’s strategy, build shareholder value and maximize growth; and the Company’s ability to deliver value in 2021 and over the long term. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the ongoing COVID-19 pandemic, including interruptions or other adverse effects on clinical trials and delays in regulatory review or further disruption or delay of any pending or future litigation; delay in or failure to obtain regulatory approval of the Company's product candidates and successful compliance with FDA and other governmental regulations applicable to product approvals; whether the Company will successfully implement its development plan for its product candidates; whether the Company can successfully market and commercialize its product candidates; the outcome of litigation involving any of its products or that may have an impact on any of its products; the strength and enforceability of the Company’s intellectual property rights or the rights of third parties; the risks inherent in drug development and in conducting clinical trials; and those risks and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 5, 2021 and its other subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com